EXHIBIT 99.1

PAB Bankshares, Inc. and The Park Avenue Bank Announce Promotions and Realignment of Executive Management Team and Schedules Third Quarter 2009 Earnings Release and Conference Call

VALDOSTA, Ga., Oct. 1, 2009 (GLOBE NEWSWIRE) -- PAB Bankshares, Inc. (Nasdaq:PABK), the parent company for The Park Avenue Bank, today announced changes to its executive management team. "We are pleased to announce the promotion of key individuals on our executive management team. We believe that we have identified and aligned the managerial needs within our organization with the talents and experience of these officers," stated Company President and CEO Jay Torbert. "The strategic placement of these individuals strengthens our management team, provides depth for the future development of other officers, and allows us to better allocate our resources on areas within the organization in need of improvement," added Torbert.

The Company's Board of Directors has appointed the following officers as Executive Vice Presidents of the Company and the Bank effective October 1, 2009:

 * R. Wesley Fuller, Chief Administration Officer and Treasurer;
 * David H. Hammond, Chief Credit Officer;
 * George D. Henderson, Chief Banking Officer;
 * Judy S. Kelly, Chief Operations Officer;
 * Nicole S. Stokes, Chief Financial Officer;

Mr. Fuller has served as Executive Vice President of the Company and the Bank since August 2002. He previously served as Director of Operations for the Company and the Bank since January 2002 and has worked in the Georgia banking community since 1983. In his new role as Chief Administrative Officer, Mr. Fuller will manage the administrative functions and the non-traditional banking activities of the Company, with an emphasis on non-interest income generation. Mr. Fuller will also focus his efforts on liquidity and funds management of the Bank.

Mr. Hammond joined the Company and the Bank in January 2005 as Vice President and Regional Credit Officer. He was appointed as Senior Vice President of the Company and the Bank in May 2007. Mr. Hammond has over 25 years experience in credit positions with various financial institutions. In his new role as Chief Credit Officer, Mr. Hammond will be responsible for the overall administration, monitoring and policy management of the Bank's loan portfolio.

Mr. Henderson has served as Executive Vice President of the Company and the Bank since April 2007. Mr. Henderson previously served as Chief Credit Officer for the Company and the Bank since April 2007. Mr. Henderson served as the Market President for the Bank's Hall County Georgia office from 2002 until 2007, during which time he also served as Senior Vice President over Commercial Lending in Hall County. He has worked in the Georgia banking community since 1974. In his new role as Chief Banking Officer, Mr. Henderson will oversee banking operations in our Georgia and Florida markets, increase business development efforts in those markets, and manage banking personnel.

Mrs. Kelly has been with The Park Avenue Bank since 1975. She was appointed as Senior Vice President of the Company in January 1996. During her time with the Company, Mrs. Kelly has served in various management positions overseeing deposit operations, data processing, human resources, and financial management. In her new role as Chief Operating Officer, Mrs. Kelly will manage the Bank's loan and deposit operations, branch support, information technology and data processing areas.

Mrs. Stokes joined the Company and the Bank in December 2005 as Vice President and Controller. In April 2009, she was appointed to serve as Senior Vice President and Chief Financial Officer of the Company and the Bank. Mrs. Stokes is a Certified Public Accountant and has worked in the banking community since 1998.

The Company announced that it intends to release its third quarter 2009 financial results after the stock markets close on Tuesday, October 27, 2009. Management will host a conference call and webcast to discuss the Company's financial results at 10:00 AM Eastern on Wednesday, October 28, 2009. The conference call will be broadcast via the Internet using Windows Media Player. The webcast URL is http://www.talkpoint.com/viewer/starthere.asp?Pres=128207. A link to the webcast will be posted on the "Investor Relations" section of the Company's website at www.pabbankshares.com. Interested shareholders, industry analysts and members of the news media and the investment community wanting to participate in the live question and answer session following management's presentation may access the conference call by dialing (toll free) 800-860-2442 or (international) +1 412-317-6759. Shortly following the call and at any time for at least 30 days thereafter, interested parties may access an archived version of the webcast on the "Investor Relations" section of the Company's website or by dialing (toll free) 877-344-7529 or (international) +1 412-317-0088. The following replay conference number will be required for playback access: 434351.

About PAB

The Company is a $1.28 billion bank holding company headquartered in Valdosta, Georgia, and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank operates through 18 branch offices and two loan production offices in 13 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

Cautionary Note to Investors Regarding Forward-Looking Statements

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding the roles and responsibilities of the senior management team and the implementation of the Company's strategic objectives, and are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "anticipate", "believe", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements including those risks and factors discussed in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

CONTACT: PAB Bankshares, Inc.
         Nicole S. Stokes, Executive Vice President
          and Chief Financial Officer
         (229) 241-2775, ext. 1718
         nicoles@parkavebank.com